Item 77 Q1 (b) EXHIBITS


AMENDMENT #10
TO THE BY-LAWS
OF
CASH TRUST SERIES II
Effective August 17, 2007
Strike Section 5 Powers of Executive Committee from
Article III POWER AND DUTIES OF
THE EXECUTIVE AND OTHER COMMITTEES and replace with the following:
	Section 5.  Powers of Executive Committee.
During the intervals between the Meetings of the Trustees, the Executive Committee, except as limited by the By-Laws of the Trust or by specific directions of the Trustees, shall possess an d may exercise all the powers of the Trustees in the management and direction of the business and c onduct of the affairs of the Trust in such manner as the Executive Committee shall deem to be in the best interests of the Trust, and shall have power to authorize the Seal of the Trust to be af fixed to all instruments and documents requiring same. Notwithstanding the foregoing, the Ex ecutive Committee shall not have the power to elect Trustees, increase or decrease the numbe r of Trustees, elect or remove any Officer, issue shares or recommend to shareholders any action r equiring shareholder approval.